EX-99.(a)(iv)

CERTIFICATE OF AMENDMENT
OF
AGREEMENT AND DECLARATION OF TRUST
OF
FRANKLIN TEMPLETON ETF TRUST

(changing name from
“Franklin Templeton ETF Trust”  to “Franklin ETF Trust”)

The undersigned sole Trustee of Franklin Templeton ETF Trust, a Delaware statutory trust (the “Trust”), constituting the Board of Trustees of the Trust, does hereby certify that:

FIRST.                      The Trustee deems it desirable to change the name of the Trust from FRANKLIN TEMPLETON ETF TRUST to FRANKLIN ETF TRUST.

SECOND.                      Pursuant to the authority granted to the Board of Trustees in Article IX, Section 1 of the Agreement and Declaration of Trust of the Trust, such Agreement and Declaration of Trust is hereby amended by deleting the name FRANKLIN TEMPLETON ETF TRUST throughout the entire document (including the cover page and pages 1, 3 and 35) and replacing such name with the name FRANKLIN ETF TRUST, effective as of the time the Certificate of Amendment of Certificate of Trust establishing such name change is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned Trustee has duly executed this Certificate of Amendment this 3rd day of December, 2012.
_/s/ Steven J. Gray___________ Steven J. Gray, Trustee